Exhibit 99.2

SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS

The following information supplements the joint Proxy Statement/Prospectus of Sterling Bancorp and Astoria, dated April 28, 2017 and should be read in conjunction with the Proxy Statement/Prospectus, which should be read in its entirety.  All page references in the information below are to pages in the Joint Proxy Statement/Prospectus, and terms used below have the meanings set forth in the Proxy Statement/Prospectus, unless otherwise defined below.  Without admitting in any way that the disclosures below are material or otherwise required by law, Sterling Bancorp and Astoria Financial Corporation make the following supplemental disclosures:

The following disclosure amends the last bullet point on the bottom of Page 51 of the Joint Proxy Statement/Prospectus.  The amended bullet point reads:

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the transaction-related restructuring charges and other merger-related costs, which are estimated to be approximately $165 million in total (which estimated amount was provided by the management of Sterling to Sterling's financial advisors), including the payments and other benefits to be received by Astoria management in connection with the merger pursuant to existing Astoria plans and compensation arrangements and the merger agreement;

The following disclosure supplements the discussion in the second full paragraph on Page 61 of the Joint Proxy Statement/Prospectus.  The following would appear in the second full paragraph on Page 61 between the sentence ending "long or short position in such securities" and the sentence beginning "RBCCM has not provided any . . . ."

Although RBCCM's and its affiliates' security holdings in Astoria may change from time to time, as of February 28, 2017, RBCCM held less than 0.0001% of the then-reported outstanding shares of Astoria common stock.

The following disclosure supplements the discussion in the first full paragraph on Page 69 of the Joint Proxy Statement/Prospectus, beneath the caption "Miscellaneous."  The following would appear in the first full paragraph on Page 69 between the sentence ending "long or short position in such securities" and the sentence beginning "In addition, Citi and its affiliates . . . ."

Although Citi's and its affiliates' security holdings in Astoria may change from time to time, as of March 2, 2017, Citi held less than 0.5% of the then-reported outstanding shares of Astoria common stock.

The following disclosure supplements the discussion on Page 52 of the Joint Proxy Statement/Prospectus underneath the caption "Unaudited Prospective Financial Information of Sterling."  The following would appear in the first full paragraph beneath the caption "Unaudited Prospective Financial Information of Sterling," between the sentence ending "financial advisors to Sterling" and the sentence beginning "The inclusion of this information . . . ."

Sterling management provided to Sterling's financial advisors, among other information, the following financial projections for Sterling.  The dollar amounts are in millions, except for per share amounts:

Sterling Fiscal Year ending Dec. 31	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E
Standalone Earnings Per Share	$1.32	$1.52	$1.64	$1.77	$1.91	$2.07	$2.23	$2.41
Standalone Net Income	$179	$206	$223	$240	$260	$280	$303	$327
Total Assets	$15,488	$17,013	$17,864	$18,757	$19,695	$20,680	$21,714	$22,799
Tangible Assets	$14,733	$16,266	$17,123	$18,022	$18,965	$19,949	$20,983	$22,069

Sterling management provided to Sterling's financial advisors, among other information, the following financial projections for Astoria.  The dollar amounts are in millions, except for per share amounts:

Astoria Fiscal Year Ending Dec. 31	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E
Standalone Earnings Per Share	$0.55	$0.58	$0.63	$0.68	$0.73	$0.79	$0.85	$0.92
Standalone Net Income	$56	$59	$63	$68	$74	$80	$86	$93
Total Assets	$14,659	$15,139	$15,896	$16,691	$17,525	$18,402	$19,322	$20,288
Tangible Assets	$14,474	$14,954	$15,711	$16,506	$17,340	$18,216	$19,136	$20,103